UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2013

Service Corporation International

(Exact name of registrant as specified in its charter)

Texas	1-6402	74-1488375
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1929 Allen Parkway, Houston, Texas	77019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 522-5141

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 2, 2013, Service Corporation International (“SCI”) entered into a new Credit Agreement, by and among SCI, the lenders specified therein, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., Wells Fargo Bank, National Association and SunTrust Bank, as co-syndication agents, and BBVA Compass and The Bank of Nova Scotia, as co-documentation agents (the “Credit Agreement”).

The five-year unsecured Credit Agreement consists of a $500 million revolving credit facility (the “Revolver”) and a term loan of up to $600 million (the “Term Loan”). SCI is permitted to increase the commitments under the Revolver by up to an aggregate $200 million. Up to $175 million of the Revolver is available for the issuance of letters of credit. The Revolver may be used to repay existing indebtedness, for working capital and for general corporate purposes (including, without limitation, the previously announced acquisition of Stewart Enterprises, Inc. (“Stewart”) and other permitted acquisitions) of SCI and its subsidiaries. If and when drawn, the Term Loan will be used to (x) pay a portion of the consideration for the acquisition of Stewart, (y) refinance, prepay, repurchase and/or redeem certain existing indebtedness of Stewart and its subsidiaries and (z) pay a portion of the transaction costs associated with the foregoing.

Borrowings under the Credit Agreement bear interest at a rate equal to, at SCI’s option, either (a) a LIBOR rate adjusted for certain additional costs, plus an applicable margin, or (b) a base rate determined by reference to the highest of (1) the prime rate of JPMorgan Chase Bank, N.A., (2) the federal funds rate plus 1/2 of 1%, and (3) a LIBOR rate adjusted for an interest period of one month plus 1%, in each case plus an applicable margin. In addition to paying interest on outstanding principal under the Credit Agreement, SCI will pay a commitment fee in respect of the average daily unutilized Revolver and, commencing 30 days after the effective date of the Credit Agreement, Term Loan commitments thereunder. With respect to outstanding letters of credit, SCI will pay customary fees equal to the applicable margin for LIBOR borrowings under the Revolver, plus fronting fees. The applicable margin on borrowings and the commitment fees will vary in accordance with SCI’s leverage ratio. SCI is required to prepay the outstanding Term Loan, subject to certain exceptions, with 100% of the net cash proceeds of non-ordinary course asset sales to the extent that the leverage ratio exceeds 3.75 to 1.00, and with 100% of net cash proceeds of certain debt obligations. SCI may voluntarily prepay outstanding loans at any time, in whole or in part, subject to customary LIBOR “breakage” costs. All obligations under the Credit Agreement are unconditionally guaranteed by certain of SCI’s existing and subsequently acquired or organized domestic subsidiaries and, in certain circumstances, by other subsidiaries of SCI. The Credit Agreement contains customary affirmative and negative covenants, and SCI is subject to a maximum leverage ratio and a minimum interest coverage ratio. The Credit Agreement also specifies certain customary events of default. A copy of the Credit Agreement is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The description contained under Item 1.01 above is incorporated by reference in its entirety into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of July 2, 2013, among the Registrant, the lenders party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent for the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 8, 2013	SERVICE CORPORATION INTERNATIONAL

	By:	/s/ Gregory T. Sangalis
	Name:	Gregory T. Sangalis
	Title:	Senior Vice President, General Counsel and Secretary